Exhibit 99.1

ExcelFin Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing December 13, 2021

San Francisco, CALIFORNIA, December 10, 2021 – ExcelFin Acquisition Corp. (Nasdaq: XFIN) (the “Company”) announced today that commencing December 13, 2021, holders of the units sold in the Company’s initial public offering of 23,000,000 units may elect to separately trade the Class A common stock and warrants included in the units. The Class A common stock and warrants that are separated will trade on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbols “XFIN” and “ XFINW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq under the symbol “XFINU.” Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Holders of the Units will need to have their brokers contact American Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate the Units into Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. UBS Investment Bank acted as the sole book-running manager in the offering. Exos Securities LLC and KeyBanc Capital Markets acted as co-managers in the offering. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 20, 2021.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ExcelFin Acquisition Corp.

ExcelFin Acquisition Corp. is a newly incorporated blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.